 EXHIBIT 5.1

McGUIRE, CRADDOCK & STROTHER, P.C.
 ATTORNEYS AND COUNSELORS
3550 LINCOLN PLAZA
500 N. AKARD
DALLAS, TEXAS 75201

STEVEN D. DAVIDSON	TELEPHONE (214) 954-6800
TELECOPIER (214) 954-6868

October 21, 2011

Pizza Inn Holdings, Inc.
3551 Plano Parkway
The Colony, Texas 75056

RE:           Registration Statement on Form S-8

Gentlemen:

We have acted as counsel for Pizza Inn Holdings, Inc., a Missouri corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-8 under the Securities Act of 1933 relating to an aggregate of 1,500,000 shares (the "Shares") of the Company's common stock, $0.01 par value per share, issuable under the Pizza Inn, Inc. 2005 Stock Option Award Plan (the "2005 Employee Plan") and the Pizza Inn, Inc. 2005 Nonemployee Directors Stock Option Award Plan (the “2005 Director Plan”).

In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purposes hereof. Based on the foregoing, we are of the opinion that, when issued in accordance with the 2005 Employee Plan or the 2005 Director Plan, the Shares will be duly authorized and validly issued.

This opinion is solely for the benefit of the Company in connection with the Registration Statement and may not be relied upon by any other person, furnished to any other person, quoted, filed or otherwise used without the express written consent of this firm. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

McGuire, Craddock & Strother, P.C.

By:	/s/ STEVEN D. DAVIDSON
Steven D. Davidson, Director